American High-Income Municipal Bond Fund, Inc.
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$37,883
Class B	$1,236
Class C	$1,954
Class F	$2,888
Total	$43,961
Class R-5	$489
Total	$44,450

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$.3534
Class B	$.2951
Class C	$.2907
Class F	$.3476
Class R-5	$.3676

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	113,678
Class B	4,217
Class C	7,045
Class F	9,012
Total	133,952
Class R-5	1,374
Total	135,326

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$15.78
Class B	$15.78
Class C	$15.78
Class F	$15.78
Class R-5	$15.78